Contact:                                                                                        FOR IMMEDIATE RELEASE

Francie Nagy
Investor Relations
Tel: +1-212-515-4625

Aircastle Acquires Six Boeing B737-700 Aircraft

Stamford, CT. August 18, 2006 – Aircastle Limited (NYSE: AYR) announced today that one of its subsidiaries agreed to acquire six Boeing B737-700 aircraft leased to Sterling Airlines A/S in Denmark from affiliates of A.P. Moeller – Maersk Group for a total purchase price of approximately $165 million. Four of the aircraft acquisitions were completed on August 17, and Aircastle expects to complete the balance by the end of this month. This transaction was included in the Company’s prospectus dated August 7, 2006, as part of the $1.7 billion of aviation assets which the Company had acquired or committed to acquire as of August 3, 2006.

About Aircastle Limited

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of August 3, 2006, Aircastle had acquired and committed to acquire $1.7 billion of aviation assets including 66 aircraft leased to 32 lessees located in 23 countries.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition and the timing of the closing of the acquisition. Words such as ‘‘expect(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle's expectations are primarily a function of whether conditions to the closing of the transaction will not be satisfied. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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